EXHIBIT 5.1

THOMAS A. COLL

(858) 550-6013

collta@cooley.com

February 4, 2010

Senomyx, Inc.

4767 Nexus Centre Drive

San Diego, CA 92121

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by SENOMYX, INC., a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the offering of an aggregate of up to 1,835,410 shares of the Company’s Common Stock, $.001 par value (the “Shares”), including 1,555,410 shares issuable pursuant to the Company’s 2004 Equity Incentive Plan (the “Incentive Plan”) and 280,000 shares issuable pursuant to the Company’s 2004 Employee Stock Purchase Plan (the “ESPP”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectuses, the Incentive Plan and the ESPP, the Company’s Amended and Restated Certificate of Incorporation, as amended, and Bylaws, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares (i) when issued and sold in accordance with the Incentive Plan, the Registration Statement and related prospectus, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full), and (ii) when issued and sold in accordance with the ESPP, the Registration Statement and related prospectus, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward Kronish LLP

By:	/s/ Thomas A. Coll
Thomas A. Coll

4401 EASTGATE MALL, SAN DIEGO, CA 92121  T: (858) 550-6000  F: (858) 550-6420  WWW.COOLEY.COM